Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:	Media:
Thomas Bologna, CEO	Ed Orgon
Orchid Cellmark Inc.	The Torrenzano Group
(609) 750-2324	(212) 681-1700
ir@orchid.com	ed@torrenzano.com

BRUCE DALZIEL TO JOIN

ORCHID CELLMARK BOARD OF DIRECTORS

PRINCETON, N.J. — March 31, 2010 - Orchid Cellmark Inc. (Nasdaq: ORCH), a leading international provider of identity DNA testing services, today announced that Bruce D. Dalziel will join its Board of Directors effective April 1, 2010. Currently executive vice president and chief financial officer for a clinical development technology company with global operations, Mr. Dalziel brings considerable financial expertise to the Orchid Cellmark board, based on nearly 30 years financial management experience, including a decade in public company CFO roles.

“Bruce’s experience and expertise will be a valuable asset as Orchid implements its corporate growth strategies,” said James Beery, the company’s Board chairman. “His experience with technology companies and the array of financial matters they face will serve Orchid well as the company moves forward,” Mr. Beery explained.

Mr. Dalziel currently serves as chief financial officer at Medidata Solutions where he leads all aspects of finance, including control, financial reporting, tax, treasury, M&A, and internal audit, as well as legal, risk management, and investor relations. He was also chief financial officer for BISYS Inc., an outsourcing provider to the financial services industry, and DoubleClick, a global internet advertising solutions company. Earlier in his career, Mr. Dalziel held an array of finance positions with Prudential Life Insurance, rising to corporate vice president, financial planning and analysis.

A 1992 graduate of Columbia University’s Executive MBA Program, he earned bachelor degrees from both Georgia Tech and Ursinus College of Pennsylvania.

“Joining Orchid at this point in its development is exciting,” explained Mr. Dalziel. “The company is a clear market leader in DNA identity testing services and offers great promise. I look forward to working with my colleagues on the Board and the management team,” he concluded.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

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